Exhibit 10.2

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE BORROWERS.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE APRIL 12, 2008.

No. SCN - 1	Up to $5,000,000
Original Issue Date: December 11, 2007

WORLD HEART CORPORATION

WORLD HEART INC.

8% SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, World Heart Corporation, a Canadian corporation (the “Company”), and World Heart Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“WHI”), as co-borrowers (each referred to herein as a “Borrower” and together the “Borrowers”), jointly and severally, promise to pay to the order of ABIOMED, Inc., a Delaware corporation, or its registered assigns (the “Investor”), the principal amount outstanding on this note from time to time, up to a maximum principal amount of $5,000,000, on the earliest of (a) the date on or after the Maturity Date (as defined below) on which demand for payment is made by the Investor; (b) the date on which this 8% Secured Convertible Promissory Note (this “Note”) is required to be repaid as provided hereunder; or (c) the Final Maturity Date (as defined below) (such earliest date of payment, the “Required Payment Date”), and to pay interest to the Investor on the principal amount of this Note outstanding from time to time in accordance with the provisions hereof. The principal amount outstanding under this Note on the date hereof is $1,000,000 and upon the Second Closing, (as defined in the Purchase Agreement (as defined below)) an additional $4,000,000 of principal shall be advanced by Investor to Borrowers. In the event that the Second Closing does not occur for any reason, for all purposes of this Note, including without limitation the conversion provisions, the principal amount of the Note shall be no greater than $1,000,000. Any amounts on this Note which are not paid when due shall bear interest at the rate equal to the lower of 15% per annum and the maximum lawful rate authorized under applicable law (the “Maximum Rate”) from the due date thereof until the same is paid. This Note is subject to the following additional provisions:

1. Definitions. In addition to the terms defined elsewhere in this Note: (a) capitalized terms that are used but not otherwise defined herein have the meanings given to such terms in the Note Purchase Agreement, dated as of December 11, 2007, among the Company, WHI and the Investor (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), and (b) the following terms have the meanings indicated below:

“Adjusted Conversion Price” shall have the meaning set forth in Section 9(d).

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 75 days after commencement; (c) the Company or any Subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 75 days; (e) under applicable law the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, states that it is unable to pay or is unable to pay, its debts generally as they become due; or (g) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, recapitalization, reorganization, share exchange, merger or consolidation) resulting in the holders of the voting securities of the Company outstanding immediately prior thereto, as a result of shares of the Company held by such holders prior thereto, holding less than fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction or series of transactions, other than any stock sale or convertible debt issuance for capital raising purposes so long as (a) no single investor or group of affiliated investors, except for Special Situations Funds, gains control of fifty percent (50%) or more of the total voting power of the Company as a result of such financing and (b) none of the following competitors of Abiomed (Thoratec Corporation, Levatronix, Datascope, Arrow International, CardiacAssist, Inc., JarvikHeart, Syncardia Systems, MicroMed Technology and Ventracor), together with any affiliates, gains control of more than 20% of the Company or the surviving corporation as a result of such financing (a “Sale Transaction”), (ii) a Fundamental Transaction (as defined in Section 9(c)); (iii) the sale, without the consent of Investor, of all or a material portion of the Company’s or any Subsidiary’s assets in one or a series of related transactions, including, without limitation, the sale of any of the following product lines: Novacor I, Novacor II, Levacor and MiVAD (an “Asset Sale Transaction”); (iv) any transaction resulting in the Company owning less than 100% of the outstanding equity of WHI (a “WHI Sale”); (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company, or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events. Notwithstanding anything to the contrary in any of the Transaction Documents, neither the Reincorporation Plan, nor a Monetization Plan approved by the Investor pursuant to the Purchase Agreement, shall be considered to be a “Change of Control,” “Sale Transaction”, “Asset Sale Transaction”, or “WHI Sale”.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing bid price per share of the Common Stock for such date (or the nearest preceding date if no trading on such date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted (based on the Eligible Market with the highest trading volume); (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date if no trading on such date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by the Investor.

“Conversion Date” means the date a Conversion Notice together with the Conversion Schedule is delivered to the Company in accordance with Section 4(a).

“Conversion Notice” means a written notice in the form attached hereto as Exhibit A.

“Conversion Price” means the lesser of the Initial Conversion Price or Adjusted Conversion Price.

“dollars” or “$” shall mean lawful money of the United States.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board.

“Equity Conditions Are Satisfied” means, as of any date of determination, that each of the following conditions is (or would be) satisfied on such date, if the Company were to issue on such date all of the Underlying Shares then issuable upon conversion in full of the outstanding principal amount of this Note and all accrued and unpaid interest under this Note, assuming Investor elects to convert all interest pursuant to Section 2(b): (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance, (ii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing on such Eligible Market upon issuance, (iii) such Common Stock is registered for resale under the Registration Statement and the prospectus under such Registration Statement is available for the sale of all Registrable Securities held by the Investor or all of the Underlying Shares are eligible for resale pursuant to Rule 144 without time or volume limitations, or (iv) no public announcement by the Company of a pending or proposed Change of Control transaction has occurred that has not been consummated.

“Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment (free of any claim of subordination), when the same becomes due and payable (whether on the Payment Date, the Required Payment Date or by acceleration or otherwise), of principal or interest in respect of this Note within 5 Trading Days of demand by the Investor;

(ii) the Company or any Subsidiary (1) fails to pay when due any monetary obligation (regardless of amount) to any third party under any currently existing or hereafter arising debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Debt or under any long term leasing or factoring arrangement, if the aggregate amount of the obligations and liabilities of the Company and the Subsidiaries thereunder exceed $100,000 (each of the foregoing a “Material Debt Agreement”), or (2) fails to observe or perform any other material obligation under any Material Debt Agreement, and such failure results in the obligations thereunder becoming or being declared due and payable prior to the date on which they would otherwise become due and payable;

(iii) either Borrower (a) shall fail to observe or perform any material covenant, condition or agreement contained in any Loan Document (other than the Registration Rights Agreement and those specified in clause (i) above or clause (v), (vii), (viii), (ix), (x) or (xi) below), and (b) such failure shall to continue unremedied for a period of twenty Trading Days after the date on which written notice of such default is first given to the Borrowers by the Investor (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within seven Trading Days);

(iv) either Borrower’s representations and warranties set forth in the Purchase Agreement shall be incorrect in any material respect as of the Original Issue Date;

(v) the occurrence of a Bankruptcy Event;

(vi) any Loan Document shall cease, for any reason, except as provided therein, to be in full force and effect in all material respects;

(vii) either Borrower shall assert in writing that any Loan Document has ceased, for any reason, to be in full force and effect or shall disavow any of its obligations thereunder;

(viii) the Common Stock shall not be listed or quoted, or is suspended from trading, on an Eligible Market for a period of three Trading Days within a one year period (which need not be consecutive Trading Days);

(ix) the Company fails to deliver a stock certificate evidencing Underlying Shares to an Investor within five Trading Days after a Conversion Date or in the case of exercises under the Warrant, within five Trading Days after the date the Warrant is exercised, or the conversion or exercise rights of the Investor pursuant to the terms hereof or the terms of the Warrant is otherwise suspended for any reason (other than as a result of the limitations set forth in Section 4(b) hereof or the limitations set forth in the Warrant, respectively, and except as a result of the effects of Section 7.5(b) of the Purchase Agreement);

(x) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue the Underlying Shares upon any conversion of this Note or upon any exercise of the Warrant; or

(xi) either Borrower effects or publicly announces its intention to effect a Sale Transaction, an Asset Sale Transaction, or a WHI Sale.

“Final Maturity Date” means December 11, 2017.

“Initial Conversion Price” means $1.748948, subject to adjustment from time to time pursuant to Section 9.

“Loan Documents” means the Note, the Warrant, the Purchase Agreement, the Registration Rights Agreement and the Security Agreements.

“Maturity Date” means December 11, 2009.

“Original Issue Date” has the meaning set forth on the face of this Note.

“Payment Date” has the meaning set forth in Section 11 of this Note.

“Payment Notice” has the meaning set forth in Section 11 of this Note.

“Special Situations Funds” means the group consisting of Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Special Situations Fund III QP, L.P., Special Situations Private Equity Fund, L.P. MGP Advisors Limited, AWM Investment Company, Inc., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P., the Special Situations Private Equity Fund, L.P. and the Special Situations Life Sciences Fund, L.P.

2. Interest. (a) The Borrowers shall pay interest to the Investor on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 8% per annum. Such interest shall accrue from the Original Issue Date of this Note, but shall not become payable until the earlier of the Required Payment Date or the date that this Note has been paid or converted in full, at which time all interest then having accrued (including interest accrued on principal previously converted) shall become payable. Interest payments hereunder may be made in cash or, subject to the conditions of Section 2(b), in shares of Common Stock. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date.

(b) Subject to the conditions and limitations set forth below, in lieu of paying interest in cash the Company shall, at the Investor’s option, convert accrued interest on this Note by delivering on the applicable payment date, a number of shares of Common Stock equal to the quotient obtained by dividing the amount of such interest by the average Closing Price for the ten Trading Days immediately preceding (but not including) the date Investor provides written notice of its election to convert accrued interest. The Investor must deliver written notice to the Company indicating the manner in which it intends to receive interest at least five (5) Trading Days prior to the applicable payment date. Failure to timely provide such written notice shall be deemed an irrevocable election by the Investor to receive such interest in cash. All interest payable in respect of this Note on the payment date must be paid in the same manner.

(c) Solely for purposes of the Interest Act (Canada), (i) as interest is to be computed or expressed at a rate (the “Specified Rate”) on the basis of a year of 360 days hereunder, the annual rate of interest to which the Specified Rate is equal is the Specified Rate multiplied by a fraction, the numerator of which is the actual number of days in the relevant year and the denominator of which is 360; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder; and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

3. Registration of Transfers and Exchanges. Subject to compliance with applicable federal, state, provincial and foreign securities laws, the Investor may transfer all or any portion of this Note and the Borrowers shall register the transfer of any portion of this Note upon surrender of this Note to the Borrowers at the address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new debenture, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Investor. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. The Borrowers agree that their prior consent is not required for the transfer of any portion of this Note; provided, however, that the Borrowers shall be entitled to reasonable assurance that such transfer complies with applicable federal, state and foreign securities laws. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

4. Conversion.

(a) At the Option of the Investor. All or any portion of the principal amount of this Note then outstanding together with any accrued and unpaid interest hereunder shall be convertible into shares of Common Stock at the Conversion Price (subject to limitations set forth in Section 4(b)), at the option of the Investor, at any time and from time to time from and after the Original Issue Date. The Investor may effect conversions under this Section 4(a), by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule

1 attached hereto (the “Conversion Schedule”). If the Investor is converting less than all of the principal amount and accrued and unpaid interest represented by this Note, or if a conversion hereunder may not be effected in full due to the application of Section 4(b), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Investor a Conversion Schedule indicating the principal amount and accrued and unpaid interest which has not been converted.

(b) Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein, to the extent applicable, until such time as the issuance of shares of Common Stock under this Note and the Warrant have been approved by the Company’s stockholders in accordance with Nasdaq Marketplace Rule 4350(i) and any applicable Nasdaq Marketplace Rule, the number of shares of Common Stock that may be acquired by the Investor upon conversion of this Note (or otherwise in respect hereof) and upon exercise of the Warrant, together, shall be limited to no greater than 19.9% of the total number of shares of Common Stock outstanding on the Original Issue Date (the “Initial Cap”). For the avoidance of doubt, in implementing the foregoing restriction, the Investor shall be free to exercise the Warrant for the full amount of the Initial Cap to the extent that the Investor has not converted the Note into shares of Common Stock and any cash payments made to the Investor under this Note shall not be counted in any way towards the Initial Cap. Notwithstanding the foregoing, to the extent that the limitation set forth in this Section 4(b) prevents the issuance of shares on conversion, the Investor is nonetheless entitled to payment of any and all principal and interest provided for hereunder in accordance with the terms of this Note.

5. Mechanics of Conversion.

(a) The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted, divided by the Conversion Price on the Conversion Date, plus (if indicated in the applicable Conversion Notice) the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date.

(b) The Company shall, by the third Trading Day following each Conversion Date, issue or cause to be issued and cause to be delivered to or upon the written order of the Investor and in such name or names as the Investor may designate a certificate for the Underlying Shares issuable upon such conversion. The Investor, or any Person so designated by the Investor to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of such Conversion Date.

(c) The Investor shall not be required to deliver the original Note to the Company in order to effect a conversion hereunder except in connection with a conversion that brings the outstanding principal amount plus all accrued and unpaid interest balance to zero. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of this Note and issuance of a New Note representing the remaining outstanding principal amount.

(d) The Company’s obligations to issue and deliver Underlying Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Investor to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Investor or any other Person of any obligation to the Borrowers or any violation or alleged violation of law by the Investor or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrowers to the Investor in connection with the issuance of such Underlying Shares.

(e) If by the third Trading Day after a Conversion Date the Company fails to deliver to the Investor such Underlying Shares in such amounts and in the manner required pursuant to Section 4, then the Investor will have the right to rescind the Conversion Notice pertaining thereto by giving written notice to the Company prior to the Investor’s receipt of such Underlying Shares.

6. Consequences of Events of Default.

(a) At any time or times following the occurrence and during the continuance of an Event of Default, the Investor may elect, by written notice to the Borrowers (an “Event Notice”), to require the Borrowers to purchase all or any portion of the outstanding principal amount of this Note, as indicated in such Event Notice, for a purchase price in dollars in cash equal to 100% of such outstanding principal amount plus all accrued but unpaid interest thereon and other amounts then owing to the Investor under the Loan Documents, through the date of purchase. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Borrowers shall jointly and severally pay the Event Price to the Investor (free of any claim of subordination) no later than the 5th Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Investor shall deliver the original Note so repurchased to the Borrowers.

(b) Upon the occurrence of any Bankruptcy Event with respect to the Company or WHI, all outstanding principal and accrued but unpaid interest on this Note and other amounts then owing under the Loan Documents shall immediately become due and payable in full in dollars in cash (free of any claim of subordination), without any action by the Investor.

(c) In connection with any Event of Default, the Investor need not provide and the Borrowers hereby waive any presentment, demand, protest or other notice of any kind (other than the Event Notice), and the Investor may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Investor at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

7. Charges, Taxes and Expenses.

(a) Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Investor for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Borrowers;

provided, however, that the Borrowers shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Notes in a name other than that of the Investor.

(b) Except as provided in Section 7(c), any and all payments by either Borrower to or for the account of the Investor under any Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding taxes imposed on or measured by the Investor’s net income, and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which the Investor is organized, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter collectively referred to as “Taxes”).

(c) If either Borrower shall be required by any laws to deduct any Taxes from or in respect of any sum payable under any Transaction Document to the Investor, (i) the sum payable shall be increased as necessary so that, after making all required deductions, the Investor receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such Borrower shall furnish to the Investor the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Investor. If either Borrower fails to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Investor the required receipts or other required documentary evidence, the Borrowers shall jointly and severally indemnify the Investor for any incremental taxes, interest or penalties that may become payable by the Investor arising out of such failure.

8. Reservation of Underlying Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Note (taking into account the adjustments of Section 9 and interest thereon), free from preemptive rights or any other contingent purchase rights of persons other than the Investor. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable.

9. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, at the request of the Investor delivered before the 90th day after the later of the record date fixed for determination of shareholders entitled to receive such distribution and the date the Company gives the Investor notice of such record date, the Company will deliver to the Investor, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Investor would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Investor pursuant to the preceding sentence, then upon any conversion of this Note that occurs after such record date, the Investor shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Investor would have been entitled to receive in respect of such number of Underlying Shares had the Investor been the record holder of such Underlying Shares immediately prior to such record date. Notwithstanding the foregoing, this Section 9(b) shall not apply to any distribution of rights or securities in respect of adoption by the Company of a shareholder rights plan, which events shall be covered by Section 9(a).

(c) Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Company effects any amalgamation, merger or consolidation of the Company with or into another Person in which the Company is not the surviving entity or the Company’s shareholders own less than fifty percent (50%) of the outstanding voting share of the resulting person in which the Company is not the surviving entity , (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any take-over bid, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Investor shall have the right to (x) receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such

Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”) or (y) require the surviving entity to issue to the Investor an instrument identical to this Note (with appropriate adjustments to the conversion price and equity terms so that the Investor has the same economic rights). Notwithstanding anything to the contrary in any of the Transaction Documents, neither the Reincorporation Plan, nor a Monetization Plan approved by the Investor pursuant to the Purchase Agreement, shall be a “Fundamental Transaction”. For purposes of any such conversion, the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction (or, if different, the ultimate parent of such successor or entity or the entity issuing the Alternate Consideration) shall issue to the Investor a new note consistent with the foregoing provisions and evidencing the Investor’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d) Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Note is outstanding, shall issue shares of Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock (an “Adjustment Event”), at a price per share less than the Initial Conversion Price as in effect immediately prior to the Adjustment Event (if the holder of the Common Stock or Common Stock Equivalent so issued may, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, become entitled to receive shares of Common Stock at a price less than the Initial Conversion Price, but such price is not fixed at the time of issuance, such issuance shall be deemed to occur (i) in the case of purchase price adjustments and reset provisions, at the time, if any, that such adjustment or reset occurs, or (ii) in the case of conversion, exercise or exchange prices, the date of such conversion, exercise or exchange) (the “Adjustment Shares”), then, the “Adjusted Conversion Price” shall be determined as follows:

A	=	I*	CS
CS + (0.2485*AS)(P/5,000,000)

Where:

A	=	Adjusted Conversion Price.

AS	=	Number of Adjustment Shares issued at any time after the Original Issue Date up to and including the Adjustment Shares issued in the Adjustment Event.

I	=	Initial Conversion Price, as in effect immediately prior to the Adjustment Event.

P	=	The principal amount of this Note outstanding immediately prior to the Adjustment Event.

CS	=	Shares issuable upon conversion of the principal amount of this Note outstanding immediately prior to the Adjustment Event based on the Initial Conversion Price in effect immediately prior to the Adjustment Event.

Notwithstanding anything to the contrary set forth herein, the Adjusted Conversion Price shall never be increased as a result of the issuance of Adjustment Shares. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued; provided, however, that no adjustment shall be made pursuant to this Section 9(d) as a result of (i) the exercise of the Warrant or the conversion, in whole or in part, of this Note, (ii) the grant of equity incentive awards issued to employees, officers, directors or consultants, representing no more than an aggregate of 1,000,000 shares of Common Stock and issued at no less than $0.80 and no more than the Initial Conversion Price, pursuant to any benefits plan approved by the Board of Directors of the Company (for the avoidance of doubt, no such equity grants issued above the Initial Conversion Price shall result in any adjustment pursuant to the terms hereof) and (iii) the exercise of any such equity incentive awards outstanding under the Company’s benefit plans on the date hereof. The Company shall notify the Investor in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this Section 9, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms. At any time that the Initial Conversion Price is adjusted under this Note, whether pursuant to Section 9(a) or otherwise, the Adjusted Conversion Price shall be recalculated using the Initial Conversion Price as so adjusted that is then in effect. This Section 9(d) is used solely to calculate the Adjusted Conversion Price as of any given time and does not modify the Initial Conversion Price.

(e) Reclassifications; Share Exchanges. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Investor shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Investor shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which this Note could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based, and promptly deliver a copy of each such certificate to the Investor.

(h) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes and publicly approves, or enters into any agreement contemplating or solicits shareholder approval for any Change of Control or (iii) publicly authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Investor a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Investor is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction.

10. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Note or payment of interest hereon, the number of Underlying Shares to be issued will be rounded down to the nearest whole share and Investor shall receive a cash payment in-lieu of such fractional share based on the average Closing Price for the ten Trading Days immediately preceding any applicable Conversion Notice.

11. Payment at Option of Borrowers. Subject to the provisions of this Section and upon at least thirty (30) days’ notice prior to any planned Payment Date, the Borrowers may deliver a written notice (such notice, a “Payment Notice”) to the Investor stating their irrevocable undertaking to prepay, at any time on or after the Maturity Date, all or part of the outstanding principal amount of this Note, together with accrued and unpaid interest on such outstanding principal amount and other amounts then owing (other than interest and principal) under the Transaction Documents, provided however, that the Equity Conditions Are Satisfied as to all Underlying Shares, and provided further, that if an Event of Default exists at such time, the Borrowers shall pay the Investor an additional amount equal to 5% of the outstanding principal amount being paid. If the conditions for delivery of a Payment Notice set forth above are satisfied during the period from the date of the Payment Notice through and including the Payment Date, then the Borrowers shall deliver to the Investor the full applicable payment amount in cash on the 31st day following the date of the Payment Notice (such date, the “Payment Date”), subject to (i) reduction for principal and interest of this Note that shall have been converted between the date of the Payment Notice and the Payment Date and (ii) the right of the Investor to nullify such Payment Notice if any of such conditions shall not have been met from the date of the Payment Notice through the Payment Date or if the Borrowers shall during such period fail to honor any Conversion Notice as contemplated in the immediately following sentence. The Company covenants and agrees that it will honor all Conversion Notices tendered from the time of delivery of the Payment Notice through 6:00 p.m. (Boston time) on the Trading Day prior to the Payment Date. In addition, if any portion of the amount to be paid pursuant to the Payment Notice remains unpaid after the Payment Date, the Investor may elect by written notice to the Borrowers to invalidate ab initio the Payment Notice with respect to the unpaid amount, notwithstanding anything herein contained to the contrary. If the Investor makes such an election, Investor shall return such payment to Borrowers, this Note shall be reinstated with respect to such unpaid amount and the Borrowers shall no longer have any payment rights under this Section. Notwithstanding anything to the contrary herein, Company and WHI may elect to prepay the Note as set forth in Section 7.5(b) of the Purchase Agreement. This Section 11 shall not apply to Company’s and WHI’s obligations to pay on the Required Payment Date (for the avoidance of doubt, other than on the Payment Date).

12. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) to or upon Abiomed, WHC or WHI hereunder shall be effected in the manner provided for in Section 7.3 of the Purchase Agreement.

13. Miscellaneous.

(a) This Note shall be binding on and inure to the benefit of the parties hereto and their successors and assigns.

(b) Subject to Section 13(a), above, nothing in this Note shall be construed to give to any person or corporation other than the Borrowers and the Investor any legal or equitable right, remedy or cause under this Note. This Note shall inure to the sole and exclusive benefit of the Borrowers and the Investor.

(c) All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. THE PARTIES HERETO WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND EACH REPRESENT THAT ITS COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(d) The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f) No provision of this Note may be waived or amended except (i) in accordance with the requirements set forth in the Purchase Agreement, and (ii) in a written instrument signed, in the case of an amendment, by the Company, WHI and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g) To the extent it may lawfully do so, the Borrowers hereby agree not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or Proceeding that may be brought by the Investor in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Borrowers under this Note for payments in the nature of interest shall not exceed the Maximum Rate, and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Borrowers may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to this Note from the effective date forward, unless such application is precluded by applicable law. Except as provided in Section 13(h) below, if under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrowers to the Investor with respect to indebtedness evidenced by this Note, such excess shall be applied by the Investor to the unpaid principal balance of any such indebtedness or be refunded to the Borrowers, the manner of handling such excess to be at the Investor’s election.

(h) Without limiting Section 13(g), in no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)), payable to the Investor by the Company under this Note or any other Transaction Document exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section on the “credit advanced” (as defined in such section) under this Note or any other Transaction Document. Further, if any payment, collection or demand pursuant to this Note or any other Transaction Document in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the Investor and the Company and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section so as to result in a receipt by the Investor of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows:

(1)	first, by reducing the amounts or rates of interest required to be paid to the Investor; and

(2)	then, by reducing any fees, charges, expenses and other amounts required to be paid to the Investor that would constitute “interest”.

Notwithstanding the above, and after giving effect to all such adjustments, if the Investor shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then the Company shall be entitled, by notice in writing to the Investor, to obtain reimbursement from the Investor in an amount equal to such excess.

(i) The obligations under this Note are secured pursuant to the Security Agreements.

IN WITNESS WHEREOF, the Company and WHI have caused this Note to be duly executed by their duly authorized officers as of the date first above indicated.

WORLD HEART CORPORATION

By:	/s/ Jal S. Jassawalla
Name:
Title:

WORLD HEART INC.

By:	/s/ Jal S. Jassawalla
Name:
Title:

EXHIBIT A

CONVERSION NOTICE

(To be Executed by the Registered Investor

in order to convert Note)

The undersigned hereby elects to convert the principal amount of the Note indicated below and the accrued but unpaid interest indicated below, into shares of Common Stock of World Heart Corporation, as of the date written below. If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Investor for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in this Note.

Conversion calculations:
Date to Effect Conversion

Principal amount of Note owned prior to conversion

Principal amount of Note to be Converted

Accrued but Unpaid Interest to be Converted

Principal amount of Note remaining after Conversion

Accrued but Unpaid Interest Remaining after Conversion

DTC Account

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Name of Investor

By:
Name: Title:

Schedule 1

World Heart Corporation

World Heart Inc.

8% Secured Convertible Promissory Note

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions made under the above referenced Note.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Applicable Conversion Price